Power of Attorney

Volkswagen Truck & Bus GmbH (the "Principal")

a company organized under the laws of Germany, with its business address at Willy-Brandt-Platz 19, 38102 Braunschweig, Germany and entered on the Trade and Companies Register of Brunswick under no. HRB100261 hereby grants power of attorney to

Ms Andreea Costa and Mr Frederik Fragemann (each an "Attorney in Fact" and jointly the "Attorneys in Fact")

- in each case two of them acting jointly -

to execute for and on behalf of the Principal any and all regulatory and/or securities filings in connection with the acquisition by the Principal of shares of common stock, par value $0.10 per share, of Navistar International Corporation (the “Company”), including (i) Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder, and any amendments, supplements or modifications thereto and (ii) Schedule 13D in accordance with the Act, and the rules and regulations thereunder, and any amendments, supplements or modifications thereto; and
to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable in connection with the foregoing.

The Attorneys in Fact are authorised to make all necessary or expedient declarations and carry out all such legal actions in connection with the above.

This power of attorney is subject to substantive German law under exclusion of the international conflict of law rules.

This power of attorney expires on 31 December 2017, 24:00 hrs.

[Signature Page Follows]

Wolfsburg, July 19, 2017

ppa.	ppa.

/s/ Wolfgang Betz	/s/ Christian Nicklis
Wolfgang Betz, General Counsel, for Volkswagen Truck & Bus GmbH	Christian Nicklis, Head of Finance, for Volkswagen Truck & Bus GmbH